UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2011

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 East Grand Ave.

South San Francisco, California 94080

(Address of principal executive offices, and including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

Termination of Collaboration Agreement with Bristol-Myers Squibb Company for XL281

On July 8, 2011, Exelixis, Inc. and one of its wholly-owned subsidiaries (collectively, the “Company”) received written notification from Bristol-Myers Squibb Company of its decision to terminate the Amended and Restated Collaboration Agreement dated as of April 15, 2011 by and between the Company and Bristol-Myers Squibb, which amended and restated the Collaboration Agreement dated as of December 11, 2008 between Exelixis and Bristol-Myers Squibb (the “Agreement”), on a worldwide basis as to XL281. The termination is being made pursuant to the terms of the Agreement and will be effective as of the end of the day on October 8, 2011. Bristol-Myers Squibb informed the Company that the termination was based upon Bristol-Myers Squibb’s review of XL281 in the context of Bristol-Myers Squibb’s overall research and development priorities and pipeline products. Upon the effectiveness of the termination, Bristol-Myers Squibb’s license relating to XL281 will terminate and rights to XL281 will revert to the Company, and the Company will be entitled to receive, subject to certain terms and conditions, licenses from Bristol-Myers Squibb to research, develop and commercialize XL281. The Company plans to wind down ongoing activities related to XL281 following the termination and does not currently expect to further research, develop or commercialize XL281 following the wind-down.

Under the Agreement, the Company and Bristol-Myers Squibb originally had agreed to co-develop cabozantinib and Bristol-Myers Squibb also received an exclusive worldwide license to develop and commercialize XL281. On June 18, 2010, the Company received a notice from Bristol-Myers Squibb of its decision to terminate the Agreement solely as to cabozantinib, on a worldwide basis, pursuant to the terms of the Agreement. The Company continued to carry out certain clinical trials of XL281 under the Agreement, and Bristol-Myers Squibb was responsible for funding all future development of XL281, including the Company’s activities. The Company was eligible for development and regulatory milestones of up to $315.0 million on XL281, sales performance milestones of up to $150.0 million and double-digit royalties on worldwide sales of XL281.

For purposes of recognizing up-front license fees received under the Agreement, prior to receiving the notification the Company was recognizing revenue through April 2014. As a result of the termination, the estimated research term will now end as of the end of the day on October 8, 2011. Accordingly, the Company expects to accelerate the remaining deferred revenue balance and estimates that it will recognize an aggregate of approximately $109.9 million and $10.4 million in revenue in the third and fourth fiscal quarters of 2011, respectively, relating to the up-front license fees under the Agreement.

In addition to the Agreement, the Company and Bristol-Myers Squibb are parties to the following:

•

a collaboration agreement for the discovery, development and commercialization of novel therapies targeted against LXR, a nuclear hormone receptor implicated in a variety of cardiovascular and metabolic disorders, originally entered into in December 2005 and amended and restated as of April 15, 2011;

•

a worldwide collaboration to discover, develop and commercialize novel targeted therapies for the treatment of cancer, originally entered into in December 2006 and amended in October 2010 to: (1) provide an exclusive license to Bristol-Myers Squibb of commercial and development rights and responsibilities to XL139, a Hedgehog inhibitor; (2) end the research term under the collaboration; and (3) terminate the Company’s responsibility for conducting research activities or funding new development or commercialization activities under the collaboration, and amended and restated as of April 15, 2011;

•

a global license agreement pursuant to which the Company granted to Bristol-Myers Squibb a license to its small-molecule TGR5 agonist program, including rights to the program’s lead compound, XL475, as well as potential backups, originally entered into in October 2010 and amended and restated as of April 15, 2011; and

•

a worldwide collaboration pursuant to which each party granted to the other certain intellectual property licenses to enable the parties to discover, optimize and characterize ROR antagonists that may subsequently be developed and commercialized by Bristol-Myers Squibb, originally entered into in October 2010 and amended and restated as of April 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2011	EXELIXIS, INC.

/s/ James B. Bucher
Vice President, Corporate Legal Affairs and Secretary